PROSPECTUS SUPPLEMENT
(To Prospectus dated May 29, 1997)

                                 $60,000,000
                        PRINCIPAL AMOUNT PLUS INTEREST

                              LIQUIDITY FACILITY
                                      OF
                        FGIC SECURITIES PURCHASE, INC.
                                IN SUPPORT OF

                  NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY
                        WATER FACILITIES REVENUE BONDS
              (NEW JERSEY-AMERICAN WATER COMPANY, INC. PROJECT)
                                 SERIES 1997B

Date of Series 1997B Bonds:  Date of Issuance               Due:  May 1, 2032

    The Series 1997B Bonds will continue to bear interest at a Weekly Rate unless a change in the interest rate mode occurs as described herein. The Series 1997B Bonds are subject to mandatory and optional tender and to redemption prior to maturity, as described herein. Payment of the purchase price equal to the principal of and up to 37 days' accrued interest at a maximum rate of 15% per annum on the Series 1997B Bonds tendered for purchase as described herein will be made pursuant and subject to the terms of the FGIC-SPI Liquidity Facility described herein.
                        FGIC SECURITIES PURCHASE, INC.
    The FGIC-SPI Liquidity Facility will expire on May 30, 2002 unless extended by FGIC Securities Purchase, Inc.

                                    ----------------
    THESE  SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED BY  THE
      SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                                    ----------------
    The obligations of FGIC Securities Purchase, Inc. under the FGIC-SPI Liquidity Facility (the "Obligations") are not being sold separately from the Series 1997B Bonds, which are being offered pursuant to a separate Official Statement. The Obligations are not severable from the Series 1997B Bonds and may not be separately traded. This Prospectus Supplement and the accompanying Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Bonds purchased by FGIC Securities Purchase, Inc.

                      ----------------------------------------

                             MERRILL LYNCH & CO.

                      ----------------------------------------
           The date of this Prospectus Supplement is May 29, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE OBLIGATIONS. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF OBLIGATIONS TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                     DOCUMENTS INCORPORATED BY REFERENCE

    There are hereby incorporated herein by reference the Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1997 of General Electric Capital Corporation ("GE Capital"), both heretofore filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), to which reference is hereby made.

                                 INTRODUCTION

    This Prospectus Supplement is provided to furnish information on the obligations of FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Liquidity Facility Issuer") under the liquidity facility in support of $60,000,000 aggregate principal amount of New Jersey Economic Development Authority Water Facilities Revenue Bonds (New Jersey-American Water Company, Inc. Project) Series 1997B to be issued by the New Jersey Economic Development Authority (the "Authority"), on or about May 30, 1997 (the "Series 1997B Bonds" or the "Bonds"). The proceeds from the sale of the Series 1997B Bonds will be loaned by the Authority to New Jersey-American Water Company, Inc. (the "Company"), a regulated utility providing water and wastewater services in the State of New Jersey. FGIC-SPI will enter into a Standby Bond Purchase Agreement (the "FGIC-SPI Liquidity Facility") with First Union National Bank, Philadelphia, Pennsylvania (the "Trustee" and the "Tender Agent"), pursuant to which FGIC-SPI will be obligated under certain circumstances to purchase unremarketed Bonds from the Owners thereof optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, FGIC-SPI will enter into a Standby Loan Agreement with General
Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to lend funds as needed by FGIC-SPI to purchase Bonds. The obligations of FGIC-SPI under the FGIC-SPI Liquidity Facility will expire on May 30, 2002 unless extended by FGIC-SPI or sooner terminated in accordance with its terms.

    Capitalized terms used and not otherwise defined herein have the meanings assigned to them in Appendix B hereof.

                    DESCRIPTION OF THE SERIES 1997B BONDS

GENERAL

    The Series 1997B Bonds will be dated their date of initial issuance and delivery and will be issued in the aggregate principal amount of $60,000,000. Unless and until a change in the interest rate mode for the Series 1997B Bonds occurs, the Series 1997B Bonds will bear interest at a rate determined weekly (the "Weekly Rate") by the Remarketing Agent as described below.
While the Series 1997B Bonds are bearing interest at the Weekly Rate, interest will be payable on the first Wednesday of each month (the "Interest Payment Date"), commencing July 2, 1997. While the Series 1997B Bonds are bearing interest at the Weekly Rate, interest on the Series 1997B Bonds will be computed on the basis of a 365 or 366 day year, as the case may be, and actual number of days elapsed.

    While the Series 1997B Bonds are bearing interest at the Weekly Rate, the Series 1997B Bonds will be issued in Authorized Denominations of $100,000 and integral multiples of $5,000 in excess of such amount.

    The Series 1997B Bonds will be issued as fully registered bonds and, when issued, will be registered in the name of Cede & Co. as nominee for the Depository Trust Company, New York, New York ("DTC").

Purchases of beneficial interests in the Series 1997B Bonds from DTC may be made in book-entry only form (without certificates) while the Series 1997B Bonds are bearing interest at the Weekly Rate in the principal amount of $100,000 or any integral multiple of $5,000 in excess thereof. For so long as Cede & Co., as nominee of DTC, is the registered owner of the Series 1997B Bonds, payments of the principal, redemption price, if any, and purchase price of and interest on the Series 1997B Bonds will be made directly to DTC. Disbursement of such payments to the Direct Participants of DTC is the responsibility of DTC and disbursements of such payments to the Beneficial
Owners of the Series 1997B Bonds is the responsibility of the Direct Participants and the Indirect Participants, as each such term is hereinafter defined. See "DESCRIPTION OF THE SERIES 1997B BONDS - Book-Entry Only System" herein.

    The Indenture provides that, upon the satisfaction of certain conditions more fully described in the Indenture, the interest rate mode for the Series 1997B Bonds may, at the option of the Company, and, under certain circumstances, shall be converted to the Term Rate Mode or the Fixed Rate Mode. Upon any such conversion to the Term Rate Mode or the Fixed Rate Mode, the Series 1997B Bonds are subject to mandatory tender for purchase and shall be deemed tendered for purchase as more fully described below and the current Remarketing Agent is not obligated to remarket the Series 1997B Bonds and the Series 1997B Bonds will no longer have the benefit of the Liquidity Facility.

REMARKETING AGENT

    While the Series 1997B Bonds are bearing interest at the Weekly Rate, the Remarketing Agent for the 1997B Bonds will be Merrill Lynch, Pierce, Fenner & Smith Incorporated.

DETERMINATION OF THE WEEKLY RATE

    The Weekly Rate for the Series 1997B Bonds for a particular Weekly Rate Period shall be the rate established by the Remarketing Agent by no later than 5:00 p.m., New York City time, on Tuesday (unless Tuesday is not a Business Day, then Monday; unless Monday and Tuesday are not Business Days, then on the next succeeding Business Day) of each calendar week during a Weekly Rate Period, as the minimum rate of interest necessary, in the judgment of the Remarketing Agent taking into account then prevailing market conditions, to enable the Remarketing Agent to sell such Bonds on the first day of such Weekly Rate Period at a price equal to the principal amount thereof plus accrued interest, if any, therein, provided such Weekly Rate shall not in any event exceed 15% per annum. The Weekly Rate so determined by the Remarketing Agent shall become effective on Wednesday of each week and shall remain in effect through and including the following Tuesday, whether or not such days are Business Days.

    If the Remarketing Agent cannot or does not determine a Weekly Rate for any week or if a Weekly Rate determined for any week shall be held to be invalid or unenforceable by a court of law, or, as set forth in an opinion of Bond Counsel, would have an adverse effect on the exclusion of interest on the Series 1997B Bonds from gross income for Federal income tax purposes, or if the Standby Bond Purchase Agreement shall be terminated without a mandatory tender for purchase of the Series 1997B Bonds and an Alternate Liquidity Facility shall not be delivered to the Tender Agent in replacement thereof, the Weekly Rate for such week shall be the same as the Weekly Rate for the preceding week as if it were an interest rate determined by the Remarketing Agent. If the Remarketing Agent cannot or does not determine a Weekly Rate for two consecutive seven-day periods, the Weekly Rate shall be equal to 85% of the latest 30-day dealer taxable commercial paper rate published by the Federal Reserve Bank of New York on or before the day next preceding such date. The Trustee will give notice (by first class mail, postage prepaid) of the Weekly Rate for the Series 1997B Bonds to any owner of the Series 1997B Bonds who request such notice in writing to the Trustee.


TENDER FOR PURCHASE OF SERIES 1997B BONDS

    OPTIONAL TENDER
    ---------------

    During any Weekly Rate Period in which the book entry system for the Series 1997B Bonds is in effect, any Series 1997B Bond in a principal amount equal to an Authorized Denomination shall be purchased upon demand of the registered owner thereof on any Business Day at a price equal to 100% of the principal amount thereof plus accrued interest, if any, to the date of purchase, upon delivery to the Remarketing Agent at its offices by 5:00 p.m. New York City time, on any Business Day, of a written irrevocable notice to tender, which will be effective upon receipt, which (i) states the name and address of the beneficial owner, the principal amount of such beneficial interest (and the portion thereof to be tendered, if less than the full principal amount thereof is to be tendered), and (ii) states the date on which such beneficial interest shall be so purchased, which date shall be a Business Day not prior to the seventh day next succeeding the date of the delivery of such notice to the Remarketing Agent. Such beneficial interest will be deemed to have been surrendered on the date specified in such notice. The substance of such notice to tender must also be given to the Remarketing Agent by telephone prior to or simultaneously with the delivery of such notice.

    During any Weekly Rate Period in which the book-entry system for the Series 1997B Bonds is not in effect, any Series 1997B Bond in a principal amount equal to an Authorized Denomination shall be purchased on the demand of the registered owner thereof on any Business Day at a price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date of purchase, upon delivery to the Tender Agent by not later than 5:00 p.m., New York City time on any Business day, of the following:

        (a) A written irrevocable notice, which will be effective upon receipt, which (i) states the name and address of the registered owner, the principal amount of such Series 1997B Bond (and the portion thereof to be tendered, if less than the full principal amount thereof is to be tendered, provided the same is an Authorized Denomination) and the Series 1997B Bond number, and (ii) states the date on which such Series 1997B Bond shall be so purchased, which date shall be a Business Day not prior to the seventh day next succeeding thedate of the delivery ofsuch notice to theTender Agent; and

        (b) Such Series 1997B Bonds (with all necessary endorsements and guarantees of signature) attached to the aforesaid notice; provided, however, that such Series 1997B Bond shall be so purchased only if the Series 1997B Bond delivered to the Tender Agent shall conform in all respects to the description thereof in the aforesaid notice; and provided, further, that if the registered owner of the tendered Series 1997B Bond has previously certified to the Tender Agent that it is an open-ended diversified management investment company (registered under the Investment Company Act of 1940, as amended), the delivery of the Series 1997B Bond need not be made until 12:00 P.M., New York City time, on the date such Series 1997B Bond is to be purchased from such registered owner; provided, further, however, that if the registered owner fails to deliver such Series 1997B Bond as required (an "Undelivered Series 1997B Bond"), such Series 1997B Bond shall nevertheless be deemed to have been delivered at the time and on the date required, and shall no longer be Outstanding under the Indenture, and such registered owner thereafter shall be entitled only to the purchase price payable for such Series 1997B Bond on such required delivery date, and such purchase price shall be paid to such registered owner only upon surrender of such Series 1997B Bond to the Tender Agent.

    NOTWITHSTANDING THE FOREGOING, THE REGISTERED OWNER OF ANY SERIES 1997B BOND SHALL HAVE NO RIGHT TO TENDER, NOR SHALL THERE BE ANY PURCHASE OF LESS THAN THE ENTIRE AMOUNT OF ANY SERIES 1997B BONDS BEARING INTEREST AT A WEEKLY RATE UNLESS THE AMOUNT TO BE PURCHASED AND THE AMOUNT TO BE RETAINED BY SUCH OWNER ARE IN AUTHORIZED DENOMINATIONS.

    IN THE EVENT OF A FAILURE BY AN OWNER OF SERIES 1997B BONDS TO DELIVER ITS SERIES 1997B BONDS ON OR PRIOR TO THE REQUIRED DELIVERY DATE, SAID OWNER SHALL NOT BE ENTITLED TO ANY PAYMENT (INCLUDING INTEREST ACCRUING FROM AND AFTER THE PURCHASE DATE) OTHER THAN THE PURCHASE PRICE FOR SUCH UNDELIVERED SERIES 1997B BONDS, AND ANY SUCH UNDELIVERED SERIES 1997B BONDS SHALL NO LONGER BE ENTITLED TO THE BENEFIT AND SECURITY OF THE INDENTURE, EXCEPT FOR THE PURPOSE OF THE PAYMENT OF THE PURCHASE PRICE THEREOF; AND THE TRUSTEE WILL NOT REGISTER ANY FURTHER TRANSFERS OF SUCH UNDELIVERED SERIES 1997B BONDS.

    MANDATORY TENDER
    ----------------

    Upon the conversion of the interest rate on the Series 1997B Bonds to the Term Rate Mode or the Fixed Rate Mode, the Series 1997B Bonds bearing interest at the Weekly Rate shall be subject to mandatory tender for purchase in accordance with the terms of the Indenture on the Conversion Date at a price equal to the principal amount thereof, plus accrued interest, if any.

    The Series 1997B Bonds bearing interest at the Weekly Rate shall also be subject to mandatory tender for purchase on a date established by the Trustee (the "Default Tender Date"), which shall be no later than thirty (30) days after the date the Trustee receives a notice from the Standby Bond Purchaser that the Standby Bond Purchaser has elected to terminate the Standby Purchase Agreement prior to its stated expiration date as a result of the occurrence of a termination event under the Standby Bond Purchase Agreement. The Standby Bond Purchase Agreement will terminate effective as of the close of business on the thirtieth (30th) day following the receipt of such notice by the Trustee. See "THE STANDBY BOND PURCHASE AGREEMENT" herein.

    The Series 1997B Bonds bearing interest at a Weekly Rate shall also be subject to mandatory tender and purchase on the Interest Payment Date prior to the Termination Date (the "Liquidity Tender Date") of the Standby Bond Purchase Agreement (but in no event shall such Liquidity Tender Date be later than the Business Day preceding the Termination Date of the Standby Bond Purchase Agreement) unless the Company delivers to the Trustee no later than thirty (30) days prior to the Interest Payment Date prior to the Termination Date written evidence satisfactory to the Trustee of the extension of the Standby Bond Purchase Agreement or delivery of an Alternate Liquidity Facility.

    At least twenty-five (25) days prior to the Conversion Date, the Default Tender Date or the Liquidity Tender Date, as appropriate, the Trustee shall give to each owner of Series 1997B Bonds notice by certified mail stating:
(a) the Conversion Date, the Default Tender Date or the Liquidity Tender Date, as appropriate; and (b) that on the Conversion Date, the Default Tender Date or the Liquidity Tender Date, as appropriate, the Series 1997B Bonds are subject to mandatory tender for purchase (or, if all the Series 1997B Bonds are held in a book-entry only system, that the beneficial interests in the Series 1997B Bonds are subject to mandatory tender for purchase). In addition, if book-entry only system is not in effect, the notice shall further state: (i) that all Owners who have not tendered Series 1997B Bonds for purchase on the mandatory tender date will be deemed to have tendered their Series 1997B Bonds for purchase on such date; and (ii) that any Series 1997B Bonds not delivered to the Tender Agent on or prior to the mandatory tender date for which there has been irrevocably deposited in trust with the Trustee or the Tender Agent on or prior to the mandatory tender date an amount of money sufficient to pay the purchase price of such Series 1997B Bonds on the mandatory tender date, shall be deemed to have been so purchased at the price of par plus accrued interest as of such date, and such Series 1997B Bonds shall no longer be considered to be Outstanding for purposes of the Indenture and shall no longer be entitled to the benefits of the Indenture, except for the payment of the purchase price thereof (and no interest shall accrue thereon from and after the mandatory tender date).

    IN THE EVENT OF A FAILURE BY AN OWNER OF SERIES 1997B BONDS TO DELIVER ITS SERIES 1997B BONDS ON OR PRIOR TO THE CONVERSION DATE, THE DEFAULT TENDER DATE OR THE LIQUIDITY TENDER DATE, AS APPROPRIATE, SAID OWNER SHALL NOT BE ENTITLED TO ANY PAYMENT (INCLUDING ANY INTEREST ACCRUING FROM AND AFTER THE CONVERSION DATE, THE DEFAULT TENDER DATE OR THE LIQUIDITY TENDER DATE, AS APPROPRIATE) OTHER THAN THE PURCHASE PRICE FOR SUCH UNDELIVERED SERIES 1997B BONDS, AND ANY UNDELIVERED SERIES 1997B BONDS SHALL NO LONGER BE ENTITLED TO THE BENEFIT AND SECURITY OF THE INDENTURE, EXCEPT FOR THE PURPOSE OF THE PAYMENT OF THE PURCHASE PRICE THEREOF; AND THE TRUSTEE WILL NOT REGISTER ANY FURTHER TRANSFERS OF SUCH UNDELIVERED SERIES 1997B BONDS.

OPTIONAL REDEMPTION

    The Series 1997B Bonds bearing interest at a Weekly Rate are subject to redemption prior to maturity on any Interest Payment Date, at the option of the Authority, which option shall be exercised upon the giving of notice by the Company of its intention to prepay amounts due under the Loan Agreement, as a whole or in part, at a redemption price equal to the principal amount thereof, plus accrued interest, if any, to the date fixed for redemption.

EXTRAORDINARY MANDATORY REDEMPTION

    The Series 1997B Bonds are subject to extraordinary mandatory redemption in whole (in the case of (i) and (ii) below) or in part (in the case of (iii) below) prior to maturity at a redemption price equal to the principal amount of the Series 1997B Bonds Outstanding plus accrued interest to the redemption date if any one of the following events has occurred with respect to the Series 1997B Bonds:

        (i) If the Company ceases to operate the Project or causes the Project to cease to be operated as an authorized "project" under the Act for twelve (12) consecutive months without first obtaining the prior written consent of the Authority; or

        (ii) If any representation or warranty made by the Company in the Loan Agreement or in any report, certificate, financial statements or other instrument furnished in connection with the Loan Agreement shall prove to be false or misleading in any material respect when made; or

        (iii) If the Liquidity Facility Issuer of an Alternate Liquidity Facility, after expiration of the required holding period as determined in accordance with the Indenture, demands that the Series 1997B Bonds owned by such Liquidity Facility Issuer be redeemed.

EXTRAORDINARY OPTIONAL REDEMPTION

    The Series 1997B Bonds are subject to extraordinary optional redemption at the option of the Authority, upon the written notice of the Company, at a redemption price equal to the principal amount thereof to be redeemed, plus accrued interest to the date of redemption if any one of the following events has occurred:

        (i) As a result of any change in the Constitution of the United States of America, the Constitution of the State, or of any final legislative or executive action of the United States of America or of the State or any political subdivision thereof, or by any final decree or judgment of any court after the contest thereof by the Company, the Loan Agreement shall have become void or unenforceable or legally impossible of performance in accordance with the intent and purpose of the Authority or the Company, in which case the redemption of the Series 1997B Bonds shall be in whole at any time and not in part; or

        (ii) Unreasonable burdens or excessive liabilities shall have been imposed upon the Company by reason of the operation of the Project, including, without limitation, Federal, State or other ad valorem, property, income or other taxes, not being imposed on the date of issuance and delivery of the Series 1997B Bonds, other than ad valorem taxes currently levied upon privately owned property used for the same general purpose as the Project, in which case such redemption of the Series 1997B Bonds shall be in whole at any time or in part on any Interest Payment Date.

MANDATORY REDEMPTION

    The Mortgage Indenture provides that in the event all or substantially all of the property of the Company at the time subject to the lien of the Mortgage Indenture, or all or substantially all of the property of the Company at the time so subject to such lien which is used or useful in connection with the utility business of the Company shall be released from the lien of the Mortgage Indenture as provided in the Mortgage Indenture, the award or consideration received by the trustee under the Mortgage Indenture for such property (together with any other moneys held by the trustee under the Mortgage Indenture) shall be applied by the trustee under the Mortgage Indenture to the redemption of all bonds then outstanding under the Mortgage Indenture, including the 1997B General Mortgage Bonds (as therein defined), as more fully provided in the Mortgage Indenture. In the event that the 1997B General Mortgage Bonds are called for redemption in whole or in part as described in the preceding sentence, the Series 1997B Bonds shall be subject to mandatory redemption on the redemption date established for the 1997B General Mortgage Bonds, in an aggregate principal amount equal to the aggregate principal amount of 1997B General Mortgage Bonds so called for redemption at a redemption price equal to the principal amount of the Series 1997B Bonds to be redeemed, plus accrued interest to the redemption date.

SPECIAL MANDATORY REDEMPTION

    The Series 1997B Bonds are (except as otherwise provided below) subject to special mandatory redemption, in whole, or in part as described below, at any time prior to maturity at a redemption price equal to the principal amount thereof to be redeemed, plus accrued interest to the redemption date if (i) funds remain in the Construction Fund established under the Indenture after payment of all costs of the Project, in which case the Series 1997B Bonds are redeemable in part from such funds, or (ii) (a) there shall have been delivered to the Trustee an opinion of a nationally recognized bond counsel appointed by the Authority or the Company and acceptable to the Trustee to the effect that any payment of interest on the Series 1997B Bonds or any amount in respect of interest on the Series 1997B Bonds made on or after a date specified in said opinion is includable for Federal income tax purposes in the gross income of any holder of such Series 1997B Bonds under
Section 103 of the Internal Revenue Code of 1986, as amended (the "Code") (other than a holder who is a "substantial user" of the Project or a "related person" as provided for in Section 147(a) of the Code and the regulations applicable thereunder), or (b) a final determination by the Internal Revenue Service or a final judgment is rendered by a court of competent jurisdiction in a proceeding, which determination or judgment is not being contested in an appropriate proceeding brought directly by the Company or by a holder of a Series 1997B Bond (provided that the Company may not contest any such determination or judgment unless the Company provides the holders of the Series 1997B Bonds involved in such proceeding with an opinion of a nationally recognized bond counsel that such contest has a reasonable likelihood of success), to the effect that, as a result of the failure by the Company to perform and observe any covenant, warranty, representation or agreement in the Loan Agreement, the interest payable on the Series 1997B Bonds is includable for Federal income tax purposes in the gross income of any holder of the Series 1997B Bonds under Section 103 of the Code (other than a holder who is a "substantial user" of the Project or a "related person" as provided for in Section 147(a) of the Code and the regulations applicable thereunder). A determination of taxability under (a) or (b) above will result only from the inclusion of the interest paid or to be paid on any Series 1997B Bond (except to a holder who is a "substantial user" or a "related person") in the gross income of the holder thereof for Federal income tax purposes and not from any other Federal tax consequences arising with respect to the Series 1997B Bonds. The Company shall promptly (i) notify the Trustee of such determination of taxability and the date, which date must be within one hundred and eighty (180) days from the date of such determination of taxability but not less than sixty (60) days from the date the notice from the Company to the Trustee is mailed, on which the Series 1997B Bonds shall be redeemed pursuant to the Indenture; and (ii) on or prior to the date set for redemption, pay to the Trustee a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem all such Series 1997B Bonds at the principal amount thereof plus accrued interest to the redemption date; provided, however, that if the determination of taxability under (a) or (b) above shall include the determination that the interest on a principal amount which is less than all of the Series 1997B Bonds then outstanding is includable in the gross income of the holders thereof and the loss of such exemption can be cured by a partial redemption of the Series 1997B Bonds, then only such principal amount of the Series 1997B Bonds as shall be necessary to cure the loss of such exemption shall be redeemed. For purposes of a determination of taxability under (b) above, no decree or judgment by a court or action by the Internal Revenue Service shall be considered final unless the holder of a Series 1997B Bond involved in such proceeding or action (i) has given the Company and the Trustee prompt written notice of a written determination by the Internal Revenue Service (a 30-day or 90-day letter) that interest on the Series 1997B Bonds is includable in gross income and (ii) offers the Company the opportunity to contest the determination relating to inclusion of interest on the Series 1997B Bonds in gross income; provided, however that the Company shall be deemed to have waived its right to contest if it shall not agree to pay all expenses in connection with such contest and to indemnify such holder against all liability in connection therewith.

REDEMPTION FROM AVAILABLE MONEYS

    Notwithstanding anything in the Indenture to the contrary, while the Series 1997B Bonds bear interest at the Weekly Rate, the Series 1997B Bonds will only be redeemed to the extent that the Trustee has Available Moneys on hand to pay the redemption price of the Series 1997B Bonds on the redemption date.

SELECTION OF SERIES 1997B BONDS TO BE REDEEMED

    If less than all of the Series 1997B Bonds are to be redeemed, the Series 1997B Bonds to be redeemed will be selected by the Trustee, by lot, using such method of selection as the Trustee shall consider acceptable in its discretion.

NOTICE OF REDEMPTION

    Notice of redemption of the Series 1997B Bonds or portions thereof to be redeemed, and the redemption date, will be given not less than thirty (30) days nor more than forty-five (45) days prior to the redemption date by notice mailed to the registered Owners of the Series 1997B Bonds to be redeemed. Notice having been given as aforesaid, the Series 1997B Bonds or respective portions thereof so called for redemption, will become due and payable on the designated redemption date at the applicable redemption price plus accrued interest. If, on the redemption date, moneys are available for the redemption of the Series 1997B Bonds or portions thereof to be redeemed, then interest on the Series 1997B Bonds or portions thereof shall thereafter cease to accrue. So long as DTC or its nominee is the registered owner of the Series 1997B Bonds, all notices of redemption of the Series 1997B Bonds will be sent only to DTC or its nominee. Any failure of DTC to advise any Direct Participant, or of any Direct or Indirect Participant to advise any Beneficial Owner of the Series 1997B Bonds, of any such notice of redemption will not affect the validity of any redemption of the Series 1997B Bonds based on such notice. See "DESCRIPTION OF THE SERIES 1997B BONDS - Book-Entry Only System" herein.

    If, at the time of mailing of notice of any optional redemption, the Authority shall not have deposited with the Trustee moneys sufficient to redeem all the Series 1997B Bonds called for redemption, such notice shall state that it is conditional in that it is subject to the deposit of the redemption moneys with the Trustee not later than the redemption date, and such notice shall be of no effect and the redemption shall be canceled unless such moneys are so deposited.

SOURCES OF PAYMENT AND SECURITY FOR THE SERIES 1997B BONDS

    The Series 1997B Bonds are special limited obligations of the Authority payable from and secured by a pledge of all of the right, title and interest of the Authority in and to, and the remedies under, the 1997B General Mortgage Bonds and the Loan Agreement (except for the Reserved Rights), and all right, title and interest of the Authority in and to the Revenues (as defined in the Indenture) and certain funds held under the Indenture. The Revenues, as defined in the Indenture, include (i) all amounts payable by the Company with respect to, and the proceeds from, the 1997B General Mortgage Bonds, (ii) investment income on any moneys held by the Trustee pursuant to the Indenture, and (iii) any other amounts paid by the Company pursuant to the Loan Agreement (except for the Reserved Rights).


    AS WILL BE STATED IN THE SERIES 1997B BONDS, THE STATE IS NOT OBLIGATED TO PAY, AND NEITHER THE FAITH AND CREDIT NOR TAXING POWER OF THE STATE IS
PLEDGED TO THE PAYMENT OF THE PRINCIPAL, REDEMPTION PRICE, IF ANY, OR PURCHASE PRICE OF, OR INTEREST ON, THE SERIES 1997B BONDS. THE SERIES 1997B BONDS ARE SPECIAL, LIMITED OBLIGATIONS OF THE AUTHORITY, PAYABLE SOLELY OUT OF THE REVENUES OR OTHER RECEIPTS, FUNDS OR MONEYS OF THE AUTHORITY PLEDGED UNDER THE INDENTURE AND FROM ANY AMOUNTS OTHERWISE AVAILABLE UNDER THE INDENTURE FOR THE PAYMENT OF THE SERIES 1997B BONDS. THE SERIES 1997B BONDS ARE NOT AND SHALL NEVER CONSTITUTE A CHARGE AGAINST THE GENERAL CREDIT OF THE AUTHORITY. THE AUTHORITY HAS NO TAXING POWER.

BOOK-ENTRY ONLY SYSTEM

    DTC is the securities depository for the Series 1997B Bonds. The ownership of one fully registered Series 1997B Bond in the aggregate principal amount of $60,000,000 will be registered in the name of Cede & Co., as the nominee for DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates settlement of securities transactions such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (the "Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of the Series 1997B Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series 1997B Bonds on DTC's records. The ownership interest of each actual purchaser of each Series 1997B Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series 1997B Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Series 1997B Bonds, except in the event that use of the book-entry system for the Series 1997B Bonds is discontinued.

    To facilitate subsequent transfers, all the Series 1997B Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Series 1997B Bonds with DTC and their registration in the name of Cede & Co., effect no change in beneficial ownership of the Series 1997B Bonds. DTC has no knowledge of the actual Beneficial Owners of the Series 1997B Bonds. DTC's records reflect only the identity of the Direct Participants to whose accounts the Series 1997B Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    All redemption notices of the Series 1997B Bonds will be sent to Cede & Co. If less than all of the Series 1997B Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Series 1997B Bonds to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Series 1997B Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Direct Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series 1997B Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Series 1997B Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Authority, the Company, the Trustee or the Paying Agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the principal of and interest on the Series 1997B Bonds to DTC is the responsibility of the Authority, the Trustee and the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Series 1997B Bonds at any time by giving reasonable notice to the Authority or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Series 1997B Bonds are required to be printed and delivered by the Authority to the Beneficial Owners thereof at the expense of the Company.

    The Authority may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the Series 1997B Bonds will be printed and delivered by the Authority to the Beneficial Owners thereof at the expense of the Company.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Authority and the Company believe to be reliable, but neither the Authority, the Company nor the Underwriter make any representation as to the accuracy, completeness or adequacy of such information or as to the absence of any material adverse change in such information subsequent to the date indicated in such information.

    THE AUTHORITY, THE COMPANY AND THE TRUSTEE CANNOT AND DO NOT GIVE ANY ASSURANCES THAT DTC, THE DTC PARTICIPANTS OR THE INDIRECT PARTICIPANTS WILL DISTRIBUTE TO THE BENEFICIAL OWNERS OF THE SERIES 1997B BONDS (I) PAYMENTS OF THE PRINCIPAL, REDEMPTION PRICE OR PURCHASE PRICE OF OR INTEREST ON THE SERIES 1997B BONDS, (II) CERTIFICATES REPRESENTING AN OWNERSHIP INTEREST OR OTHER CONFIRMATION OF BENEFICIAL OWNERSHIP INTERESTS IN SERIES 1997B BONDS, OR (III) REDEMPTION OR OTHER NOTICES SENT TO DTC OR CEDE & CO., ITS NOMINEE, AS THE REGISTERED OWNER OF THE SERIES 1997B BONDS, OR THAT THEY WILL DO SO ON A TIMELY BASIS OR THAT DTC, DTC PARTICIPANTS OR INDIRECT PARTICIPANTS WILL SERVE AND ACT IN THE MANNER DESCRIBED IN THIS OFFICIAL STATEMENT. THE CURRENT RULES APPLICABLE TO DTC ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE CURRENT "PROCEDURES" OF DTC TO BE FOLLOWED IN DEALING WITH DTC PARTICIPANTS ARE ON FILE WITH DTC.

    NEITHER THE AUTHORITY, THE COMPANY, NOR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY BENEFICIAL OWNER OR ANY OTHER PERSON WITH RESPECT TO: (1) THE SERIES 1997B BONDS; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL, REDEMPTION PRICE OR PURCHASE PRICE OF OR INTEREST ON THE SERIES 1997B BONDS; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY BENEFICIAL OWNER WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE INDENTURE TO BE GIVEN TO THE SERIES 1997B BONDHOLDERS; (5) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE SERIES 1997B BONDS; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS A SERIES 1997B BONDHOLDER.


                        SUMMARY OF CERTAIN PROVISIONS
                               OF THE INDENTURE

    The following is a summary of certain provisions of the Indenture. This summary does not purport to be a complete exposition of the provisions in the Indenture, and is qualified in all respects by reference to provisions contained in the Indenture. Capitalized terms used herein and not otherwise defined in Appendix B shall have the respective meanings set forth in the Indenture, a copy of which may be obtained from the Trustee.

PURCHASE OF TENDERED BONDS

        (a) In performing its duties under the Indenture, the Remarketing Agent or the Tender Agent, as the case may be, shall act as a conduit and not be considered to be purchasing Bonds or beneficial interests in Bonds for its own account and, in the absence of written notification from the Trustee, shall be entitled to assume that any Bond tendered or deemed tendered to the Tender Agent, or any beneficial interest in any Bond tendered to the Remarketing Agent, for purchase is entitled under the Indenture to be so purchased. No acceptance of Bonds by the Tender Agent under the Indenture, and no acceptance of a direction to tender beneficial interests in Bonds by the Remarketing Agent under the Indenture, shall effect any merger or discharge of the indebtedness of the Authority evidenced by the Bonds. The Tender Agent shall accept all Bonds properly tendered in accordance with the provisions of the Indenture; provided, however, that the Remarketing Agent shall not accept any directions to remarket any beneficial interests in any Bonds during a Term Rate Period or the Fixed Rate Period (other than those Bonds deemed tendered as of a Term Rate Conversion Date, a Term Rate Reset Date or the Fixed Rate Conversion Date).

        (b) (i) The Remarketing Agent shall establish a special trust fund designated as the "New Jersey Economic Development Authority Water Facilities Revenue Bonds (New Jersey-American Water Company, Inc. Project) Series 1997B
Purchase Fund" (the "Purchase Fund").   The Remarketing Agent shall hold  all
moneys delivered to it for the purchase of beneficial interests in Bonds in the Purchase Fund in trust and without investment, solely for the benefit of the persons delivering such moneys, until the beneficial interests in such Bonds purchased with such moneys have been designated by the Remarketing Agent as being held for the account of such persons. In the event that the Bonds are no longer held in a book-entry only system, the Tender Agent shall establish and hold the Purchase Fund.

             (ii) Except as otherwise provided in the Indenture, the Tender Agent shall hold all Bonds delivered to it for the benefit of the respective Owners of Bonds tendering such Bonds until moneys representing the purchase price of such Bonds have been delivered to or for the account of such Owners of Bonds. The Tender Agent shall hold all moneys delivered to it for the purchase price of the Bonds in the Purchase Fund in trust and without investment, solely for the benefit of the persons delivering such moneys, until the Bonds purchased with such moneys have been delivered to or for the account of such persons.

             (iii) The agent then holding the Purchase Fund (i.e., the Remarketing Agent or the Tender Agent, as the case may be), shall withdraw sufficient funds from the Purchase Fund to pay the purchase price of tender beneficial interests in Bonds or Bonds, as the case may be, as the same becomes due and payable.

        (c) The Trustee shall establish the "Liquidity Facility Account" in the Purchase Fund. Moneys received by the Trustee from the Liquidity Facility Issuer shall be held in the Liquidity Facility Account and the Trustee shall hold all moneys delivered to it for the purchase of Bonds by the Liquidity Facility Issuer in trust and without investment, for the benefit of the Liquidity Facility Issuer, until the Bonds purchased with such moneys have been delivered to the Trustee to or for the account of the Liquidity Facility Issuer. Upon remarketing of Bonds held for the benefit of the Liquidity Facility Issuer, the Trustee shall not deliver Bonds to the purchasers of such Bonds until the proceeds at such remarketing have been transferred to the Liquidity Facility Issuer and the Liquidity Facility Issuer has notified the Trustee in writing that the right to make certain drawings or requests for payment under the Liquidity Facility with respect to such Bonds has been reinstated.

        (d) While the Bonds are held in a book-entry only system, beneficial interests in the Bonds may be optionally tendered (or, if the Bonds are no longer held in a book-entry only system, the Bonds may be optionally tendered) for purchase during a Weekly Rate Period and shall be deemed tendered for purchase on each Conversion Date, Liquidity Tender Date, Default Tender Date and Term Rate Reset Date, as set forth in the Indenture and the form of Bond contained in the Indenture.

REMARKETING OF TENDERED BONDS; PAYMENT OF PURCHASE PRICE

        (a) Subject to the terms and provisions of the Remarketing Agreement, the Remarketing Agent shall use its best efforts to remarket (i) optionally tendered beneficial interests in Bonds, of which it has received notice of tender from a beneficial owner, or (ii) optionally tendered Bonds, of which it has received notice of tender from the Tender Agent pursuant to subsection (b) of this Section, in each case at a price equal to 100% of the principal amount thereof plus accrued interest to the purchase date. With respect to Term Rate Bonds, Fixed Rate Bonds or Weekly Rate Bonds being converted to a Term Rate or Fixed Rate Mode (or beneficial interests in such Bonds) on any Term Rate Conversion Date, Term Rate Reset Date or Fixed Rate Conversion Date, it shall be the Company's obligation to arrange for the purchase of the Bonds (or beneficial interests therein) on each such purchase date at the Bid Rate necessary to meet the requirements therefor contained in the form of Bond set forth in the Indenture, and to provide to the Remarketing Agent all information prerequisite to the performance by the Remarketing Agent of its duties set forth in paragraph (c) below.

        (b) Upon receipt of a duly tendered written notice of an optional tender of beneficial interest in Bonds or of an optional tender of Bonds, in each case conforming to the requirements in the Indenture and the form of Bond set forth in the Indenture, the Remarketing Agent or the Tender Agent, as applicable, shall notify the Remarketing Agent (if applicable), the Company, the Liquidity Facility Issuer and the Trustee of the principal amount of Bonds (or beneficial interests therein) tendered and the date fixed for purchase, which date shall be a Business Day not less than seven days from the date of receipt of such notice by the Tender Agent or the Remarketing Agent, as the case may be.

        (c)  Prior  to 5:00  p.m., New York  City time, on  the Business  Day next preceding a purchase date (whether optional or mandatory), the Remarketing Agent shall give notice to the Tender Agent, the Company, the Liquidity Facility Issuer and the Trustee of the principal amount of such Bonds (or beneficial interests therein) remarketed, and, if the Bonds are no longer held in a book-entry only system, the names, addresses and taxpayer identification numbers of the purchasers and the denominations in which the Bonds are to be issued to each purchaser. If less than all of the Bonds (or beneficial interests therein) to be tendered on such purchase date have been remarketed, the Remarketing Agent shall, in addition, notify the Trustee, the Tender Agent, the Liquidity Facility Issuer and the Company prior to 5:00 p.m., New York City time, on the Business Day next preceding the purchase date, of the principal amount of Bonds (or beneficial interests therein) which have not been remarketed and the amount of accrued interest to be paid on such Bonds (or beneficial interests therein) on such purchase date. Purchasers of Bonds (or beneficial interests therein) which have been remarketed shall be required to deliver the purchase price thereof directly to the Remarketing Agent (if all of the Bonds are held in a book-entry only system) or to the Tender Agent (if the Bonds are no longer held in a book-entry system), as the case may be, for deposit in the Purchase Fund not later than 10:00 a.m., New York City time, on the purchase date. By 10:30 a.m., New York City time, on the purchase date, the Remarketing Agent (if all of the Bonds are held in a book-entry only system) or the Tender Agent (if the Bonds are no longer held in a book-entry only system), as the case may be, shall notify the Trustee, the Remarketing Agent (if applicable), the Liquidity Facility Issuer and the Company of the principal amount of any Bonds (or beneficial interests therein) which have been remarketed for which payment has not been received and the amount of the deficiency in the purchase price and shall advise the Trustee of the denominations and registration instructions for any Bonds which have been remarketed.

        (d) By no later than 11:00 a.m., New York City time, on the purchase date (whether optional or mandatory), the Trustee shall present a draft for a draw upon or a request for payment under the Liquidity Facility in accordance with its terms in an amount equal to the purchase price of: (1) any tendered Bonds (or beneficial interests therein) not remarketed; and (2) any tendered Bonds (or beneficial interests therein) remarketed and for which payment has not been received. In the event the Trustee does not receive advice from the Remarketing Agent or the Tender Agent, as applicable, pursuant to paragraph (c) above regarding the amount of Bonds which have been remarketed for which payment has not been received, the Trustee shall presume that payment has not received and shall draw or request payment for the full amount of the purchase price of such Bonds. The Trustee shall hold all amounts received by it from such drawing under or a request for payment under the Liquidity Facility in the Purchase Fund-Liquidity Facilities Account pending application of such amounts.

    The Tender Agent or the Remarketing Agent, as the case may be, shall purchase any Bonds required to be purchased from funds made available to it in the Purchase Fund or the Tender Agent or the Remarketing Agent, as the case may be, shall purchase any Bonds required to be purchased from funds made available to it by the Trustee from the Liquidity Facility Account, as the case may be.

        (e) Notices pursuant to this Section shall be by telephone, by telecopy or tested telex (receipt confirmed in either case by telephone) or by telegram, promptly confirmed in writing.

        (f) Anything in the Indenture to the contrary notwithstanding, there shall be no obligation of the Remarketing Agent to remarket (i) Weekly Rate Bonds (or beneficial interests therein) if there shall have occurred and be continuing an Event of Default under the Indenture, of (ii) Term Rate Bonds or Fixed Rate Bonds (or beneficial interests therein), unless the Remarketing Agent and the Company have agreed otherwise in the Remarketing Agreement.

        (g) All Bonds not remarketed by the Remarketing Agent shall become Standby Bond Purchaser Bonds and shall be delivered by the Tender Agent to the Trustee to be held for the benefit of the Liquidity Facilities Issuer (to the extent funds from the Liquidity Facility are used to purchase the Bonds). The Bonds purchased with Company furnished funds shall become Company Bonds and delivered by the Tender Agent to the Trustee to be held for the account of the Company.

        (h) Any Bond (or beneficial interest therein) optionally tendered for purchase after the date on which the Trustee has notified the Bond Owners of a Term Rate Conversion Date or the Fixed Rate Conversion Date in accordance with the provisions of the Indenture and the form of Bond set forth in the Indenture shall not be remarketed unless the purchaser has been notified by the Remarketing Agent (if all of the Bonds are held in a book-entry only system) or the Trustee (if the Bonds are no longer held in a book-entry only system) of the conversion to the Term Rate Mode or the Fixed Rate Mode, as appropriate. Any such notice shall contain the same provisions as the noticed required of the Trustee pursuant to the Indenture. Any purchaser so notified must deliver a notice to the Trustee and the Remarketing Agent (if all of the Bonds are held in a book-entry only system) or the Tender Agent (if the Bonds are no longer held in a book-entry only system), as the case may be, stating that such purchaser will tender its Bonds (or its beneficial interest therein) for purchase on the Term Rate Conversion Date or the Fixed Rate Conversion Date, as appropriate, and agreeing not to resell the Bonds (or its beneficial interest therein) before such Conversion Date.

FUNDS FOR PURCHASE PRICE OF BONDS

    On the date Bonds (or beneficial interests therein) are to be purchased pursuant to the provisions of the Indenture, the Remarketing Agent (if all of the Bonds are held in a book-entry only system) or the Tender Agent (if the Bonds are no longer held in a book-entry only system), as the case may be, shall deliver the purchase price to the tendering Bond Owner (or the tendering beneficial owner) only from the funds listed below, in the order of priority indicated:

        (a) The proceeds of the sale of such Bonds (or beneficial interests therein) which have been remarketed by the Remarketing Agent to any person other than the Company (or any affiliate of the Company) or the Authority prior to the time such Bonds (or beneficial interests therein) are to be purchased, and, if the Bonds are no longer held in a book-entry only system, delivered to the Tender Agent by 10:00 a.m., New York City time, on the purchase date;

        (b) Moneys paid by the Liquidity Facility Issuer pursuant to a draw upon or request for payment under the Liquidity Facility; and

        (c) Provided no funds are available under (a) and (b) above, moneys deposited by the Company with the Remarketing Agent (if all of the Bonds are held in a book-entry only system) or the Tender Agent (if the Bonds are no longer held in a book-entry only system), as the case may be, pursuant to the Loan Agreement.

DELIVERY OF PURCHASED BONDS

    If all of the Bonds are held in a book-entry only system, the Remarketing Agent shall designate beneficial interests in Bonds purchased with moneys described in subparagraph (a) of "Funds for Purchase Price of Bonds" above as being held for the account of such purchasers. Beneficial interests of Bonds purchased with moneys described in subparagraph (b) of "Funds for Purchase Price of Bonds" above shall be designated by the Remarketing Agent as being Standby Bond Purchaser Bonds and shall be held for the account of the Liquidity Facility Issuer as provided in the Indenture. Beneficial interests of Bonds purchased with moneys described in subparagraph
(c) of "Funds for Purchase Price of Bonds" above shall be designated by the Remarketing Agent as Company Bonds and shall be held for the account of the Company.

    If the Bonds are no longer held in a book-entry only system, the Tender Agent shall make available by 2:00 p.m., New York City time, on a purchase date (whether optional or mandatory), at its Principal Office, Bonds purchased with moneys described in subparagraph (a) of "Funds for Purchase Price of Bonds" above for receipt by the purchaser thereof. Bonds purchased with moneys described in said subparagraph (a) shall be registered in the manner directed by the Remarketing Agent and delivered to the Remarketing Agent for redelivery to the purchasers thereof. Bonds purchased with moneys described in subparagraph (b) of "Funds for Purchase Price of Bonds" above shall be registered in the name of the Liquidity Facility Issuer and delivered to the Trustee, as agent for the Liquidity Facility Issuer as provided in the Pledge Agreement. Bonds purchased with moneys described in subparagraph (c) of "Funds for Purchase Price of Bonds" above shall be registered in the name of the Company and delivered to the Company.

BONDS TO BE HELD BY TRUSTEE FOR ACCOUNT OF THE LIQUIDITY FACILITY ISSUER

    The Trustee shall hold for the benefit of the Liquidity Facility Issuer all Bonds purchased form funds received from the Liquidity Facility Issuer and delivered to it pursuant to the Indenture in accordance with the terms of the Standby Bond Purchase Agreement or Pledge Agreement, as the case may be, unless and until such Bonds shall be canceled as provided therein or the Liquidity Facility Issuer shall have been notified by the Remarketing Agent or Trustee that immediately available funds have been made available to the Remarketing Agent or the Tender Agent and the Liquidity Facility Issuer has notified the Trustee that the right to make certain drawings or requests for payment under the Liquidity Facility with respect to such Bonds has been reinstated. Upon such reinstatement, any such Bonds which have been remarketed as provided in the Indenture shall be delivered to the purchasers in the Indenture and any other such Bonds shall, at the direction of the Company, be (i) delivered to or held by the Trustee for the account of the Company, (ii) delivered to the Trustee for cancellation or (iii) delivered to the Company. The Liquidity Facility Issuer shall be entitled to all interest paid on account of Bonds held by the Liquidity Facility Issuer or on its behalf by the Trustee pursuant to the Indenture.

                       THE FGIC-SPI LIQUIDITY FACILITY

    The Obligations will rank equally with all other general unsecured and unsubordinated obligations of FGIC-SPI. The Obligations are not issued pursuant to an indenture. As of the date hereof FGIC-SPI has approximately $3 billion obligations currently outstanding after giving effect to the Obligations.

    Owners of the Series 1997B Bonds to which the Obligations relate will be entitled to the benefits and subject to the terms of the FGIC-SPI Liquidity Facility. Pursuant to the FGIC-SPI Liquidity Facility, FGIC-SPI agrees to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the Purchase Price for such Series 1997B Bonds. The obligation of FGIC-SPI under the FGIC-SPI Liquidity Facility will be sufficient to pay a Purchase Price equal to the principal of and up to 37 days' interest on the Series 1997B Bonds at an assumed rate of 15% per annum.

TERMINATION EVENTS

    The scheduled expiration date of the FGIC-SPI Liquidity Facility is May 30, 2002, unless extended or sooner terminated. Mandatory purchase of Bonds by FGIC-SPI shall occur under the circumstances specified in the Indenture. Under certain circumstances, the obligation of FGIC-SPI to purchase Bonds tendered for purchase pursuant to an optional or mandatory tender, which have not been remarketed, may be terminated. The following events constitute "Termination Events" under the FGIC-SPI Liquidity Facility:

    (a) (i) any portion of the commitment fee shall not be paid when due on the quarterly payment date as set forth in the Standby Bond Purchase Agreement and related payment agreement (the Payment Agreement"), or (ii) any other amount payable thereunder shall not be paid when due and any such failure shall continue for three (3) Business Days after notice thereof to the Authority and the Company; (b) the State shall take any action which would impair the power of the Authority to comply with the covenants and obligations of the Authority under the Indenture or any right or remedy of FGIC-SPI or any owners of the Bonds from time to time to enforce such covenants and obligations; (c) (i) the Authority shall fail to observe or perform any covenant or agreement contained in the Indenture and, if such failure is a result of a covenant breach which is capable of being remedied, such failure continues for ninety (90) days following written notice thereof to the Authority and the Company from FGIC-SPI, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety (90) day period, it shall not constitute a Termination Event hereunder if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there shall not be at all times a Remarketing Agent performing the duties thereof contemplated by the Indenture; (d) an event of default has occurred and is continuing under the Loan Agreement; (e)
any   representation,  warranty,  certification  or  statement  made  by  the
Authority or the Company (or incorporated by reference) in any related document or in any certificate, financial statement or other document delivered pursuant thereto or any related document shall prove to have been incorrect in any material respect when made; (f) any default by the Authority shall have occurred and be continuing in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness issued, assumed or guaranteed by the Authority the obligation and security for which under the Indenture or under any related document is senior to, or on parity with, the Bonds; (g) the Authority or the Company files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself; (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Authority or the Company insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Authority, or approving
a  petition   filed  against   the  Authority  or   the  Company   seeking  a
reorganization of the Authority or the Company under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty
(60) days from the date of the entry thereof; (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Authority or the Company and such custody or control shall not be terminated within sixty (60) days from the date of assumption of such custody or control; (j) any material provision of the Standby Bond Purchase Agreement, the Indenture, the Remarketing Agreement, any related document, the Variable Rate Bonds or the Provider Bonds purchased by FGIC-SPI shall cease for any reason whatsoever to be a valid and binding agreement of the Authority or the Company or the Authority or the Company shall contest the validity or enforceability thereof; or (k) failure to pay when due any amount payable under the Variable Rate Bonds or the Provider Bonds (regardless of any waiver thereof by the Holders of the Bonds).

    Upon the occurrence of a Termination Event, FGIC-SPI may deliver notice to the Trustee, the Authority, the Remarketing Agent and the Tender Agent regarding its intention to terminate the Liquidity Facility. The FGIC-SPI Liquidity Facility would terminate, effective at the close of business on the 30th day following the date of such notice, or if such date is not a Business Day, the next Business Day. Prior to the effectiveness of such termination, all Bonds that are Variable Rate Bonds are subject to mandatory tender for purchase from the proceeds of a drawing under the FGIC-SPI Liquidity Facility. The termination of the FGIC-SPI Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

    The obligations of the Authority with respect to the Bonds are as described in the Official Statement relating to the Series 1997B Bonds.

                    THE STANDBY LOAN AGREEMENT; GE CAPITAL

    In order to obtain funds to fulfill its obligations under the FGIC-SPI Liquidity Facility, FGIC-SPI will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase such Bonds. Each loan under the Standby Loan Agreement will be in an amount not exceeding the purchase price for tendered Bonds which represents the outstanding principal amount of such tendered Bonds together with accrued interest thereon to but excluding the date a borrowing is made and will mature on the date which is five years from the effective date of the Standby Loan Agreement. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Bonds. When FGIC-SPI desires to make a borrowing under the Standby Loan Agreement, it must give GE Capital prior written notice of such borrowing by at least 11:45 a.m., New York City time, on the proposed borrowing date. No later than 2:30 p.m., New York City time, on each borrowing date (if the related notice of borrowing has been received by 11:45 a.m. on such date), GE Capital will make available the amount of the borrowing requested.

    The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of FGIC-SPI's obligations under the FGIC-SPI Liquidity Facility. GE Capital will not have any responsibility for, or incur any liability in respect of, any act, or any failure to act, by FGIC-SPI which results in the failure of FGIC-SPI to effect the purchase for the account of FGIC-SPI of tendered Bonds with the funds provided pursuant to the Standby Loan Agreement.

    GE Capital is subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 W. Madison, 14th Floor, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as GE Capital. The address of the Commission's Website is http:/www.sec.gov. Reports and other information concerning GE Capital can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which certain of GE Capital's securities are listed.


    The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                                                                                         Three Months
                                                                                                             Ended
                                  Year Ended December 31,                                               March 29, 1997
       1992              1993              1994              1995              1996
       1.44              1.62              1.63              1.51              1.53                          1.56



For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.


                                  EXPERTS

     The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                 APPENDIX A




                              TENDER TIMELINE

                             TENDERS FOR BONDS

                               PURCHASE DATE
                           (New York City time)


    11:00 a.m.  (1)
    11:45 a.m.  (2)
    2:15 p.m.   (3)
    2:30 p.m.   (4)


1. Trustee shall give immediate telephonic notice, in any event not later than 11:00 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on such Purchase Date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

4.  FGIC-SPI   purchases  Bonds,   for  which   remarketing  proceeds   are
    unavailable, by 2:30 p.m. on the  Purchase Date.


                                  Appendix B

                                 DEFINITIONS
                                 -----------

    "Alternate Liquidity Facility" shall mean any guaranty, standbypurchase agreement or letter of credit approved in writing by the Bond Issuer substituted for the Initial Liquidity Facility (or for any Alternate Liquidity Facility) which is issued by a Qualified Issuer at least 30 days prior to the Interest Payment Date prior to the Termination Date to be effective on the Termination Date (unless the Interest Payment Date and the Termination Date are the same date, in which case the Alternate Liquidity Facility is issued by aQualified Issuer at least 30 daysprior to such date) and has provisions inall material respects the sameas the Initial Liquidity Facility (other than the expiration date therefor) and which provides liquidity for payment of the purchase price of the Bonds when due, which is accompanied by written evidence from the Rating Agencies that the substitution of such Liquidity Facility in and of itself does not cause a downgradingof the rating then in existence,if any, of the Series B Bonds by Moody's, if Moody's is then rating the Bonds, and Standard & Poor's, if Standard & Poor's is then rating the Bonds,as applicable, and an opinion of Bond Counsel that the acceptanceof the Alternate Liquidity Facilitywill not result in a Determinationof Taxability and for whichnotice of the Alternate Liquidity Facility shall be given by first class mail to the Bondholders.

    "Authorized Denomination" means, with respect to Bonds bearing interest at a Weekly Rate orTerm Rate, $100,000 or any integralmultiple of $5,000 in excess of such amount and with respect to Bonds bearing interest at a Fixed Rate, $5,000 or any integral multiple thereof.

    "Available Moneys" means in connection with the payment of the principal, redemption price, if any, or purchase price of, or interest on, the Series 1997BBonds: (i) moneys which have been on deposit in the Revenue Fund (as defined in the Indenture, and including moneys which have been transferred from theConstruction Fund (as definedin the Indenture) pursuant to the provisions of theLoan Agreement and the Indenture) for a periodof at least ninety-one (91) days prior to the expiration of whichperiod no act of bankruptcy by or againstthe Company or the Authorityshall have occurred and have not been dismissed subject to no further appeal, and the proceeds from the investment of such moneys; (ii) moneys on deposit with the Trustee, not derived from payments madefrom the Company or the Authority,which represent proceedsfrom the remarketing of Series1997B Bonds by the Remarketing Agent;
(iii) moneys which are paid to the Trustee by the Liquidity Facility Issuer pursuant to a drawupon or a request for paymentunder the Liquidity Facility in orderto purchase Series 1997B Bonds which havenot been remarketed by the Remarketing Agent; (iv) moneys which are paid to the Trustee by FGIC-SPI pursuant to the Policy; and (v) moneys which in the opinion of a firm of attorneys expert in matters relating to bankruptcy and insolvency are not subject to a claim that the payment thereof tothe Owners of the Series 1997B Bonds will constitute a voidable preference under Section 547 of the United States Bankruptcy Code.

    "Bond Counsel" shall mean St. John & Wayne L.L.C., or a firm of attorneys of nationally recognized expertise with respect to the tax-exempt obligations of political subdivisions, selected by the Company and acceptable to the Remarketing Agent and the Trustee.

    "Business Day" or "business day" means any date other than (i) Saturday or Sunday, (ii) a day on which the New York Stock Exchange or banks are authorized or obligated by law or executive order to close in New York, New York or any city in which is located the principal corporate trust office of the Trustee or the office of the Liquidity Facility issuer at which demands for a draw down or payment under the Liquidity Facility will be made.

    "Conversion Date" means a Term Rate Conversion Date, a Weekly Rate Conversion Date or a Fixed Rate Conversion Date, as appropriate.

    "Fixed Rate" means the interest rate per annum on the Bonds established in accordance with the Indenture.

    "Fixed Rate Bonds" means Bonds bearing interest at the Fixed Rate.

    "Fixed Rate Conversion Date" shall mean the Weekly Rate Interest Payment Date or the Term Rate Interest Payment Date on which the Bonds begin to bear interest at the Fixed Rate pursuant to the Indenture.

    "Fixed Rate Mode" means the Mode in which the Bonds bear interest at the Fixed Rate.

    "Fixed Rate Period" means the period from the Fixed Rate Conversion Date to the maturity date of the Bonds.

    "Interest Payment Date" means with respect to the Bonds, the dates on which interest on such Bonds is payable as specified in the Indenture.

    "Loan Agreement" shall mean the Series B Loan Agreement, dated as of May 1, 1997, between the Authority and the Company, including all amendments thereof and supplements thereto.

    "Moody's" shall mean Moody's Investors Service, Inc. and its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Moody's" shall be deemed to refer to any other nationally recognized securities rating agency designated by the Authority by written notice of an Authorized Officer to the Trustee.

    "Mortgage Indenture" shall mean the Indenture of Mortgage dated as of May 1, 1968 between the Company and First Union National Bank (formerly known as The Fidelity Bank, N.A.), as trustee, as amended and supplemented, including the Supplemental Mortgage Indenture.

    "Outstanding"  shall   mean  all  Bonds  which  have  been  executed  and
delivered by the Issuer and authenticated by the Trustee or the Tender Agent under the Indenture.

    "Project" shall mean the construction and improvements to be undertaken by the Company as contemplated by the Loan Agreement.

    "State" shall mean the State of New Jersey.

    "Term Rate" shall mean the interest rate per annum on the Bonds established in accordance with the Indenture.

    "Term Rate Bonds" means Bonds bearing interest at the Term Rate.

    "Term Rate Conversion Date" shall mean the Weekly Rate Interest Payment Date on which the Bonds begin to bear interest at a Term Rate pursuant to the Indenture.

    "Term Rate Mode" shall mean the Mode in which the Bonds bear interest at a Term Rate.

    "Term Rate Period" shall mean the period from(a) a Term Rate Conversion Date or a Term Rate Reset Date, as appropriate, to (b) the final maturity of the Bonds, a subsequent Conversion Date or Term Rate Reset Date, as appropriate, but, subject to the provisions of the Indenture, in any event, a period of not less than six months in duration which ends on a Term Rate Interest Payment Date.

    "Termination Date" means the termination date of the FGIC-SPI Liquidity Facility, unless extended, unless such Liquidity Facility has been replaced by an Alternate Liquidity Facility, in which event it means the termination date of the Alternate Liquidity Facility.

    "Weekly Rate" shall mean the interest rate per annum on the Bonds established pursuant to the Indenture.

    "Weekly Rate Mode" shall mean the Mode in which the Bonds bear interest at a Weekly Rate.

    "Weekly Rate Period" shall mean the period from the Closing Date until the earlier of a Conversion Date or the maturity date of the Bonds (to the extent that the Bonds are in the Weekly Rate Mode at such time), and, should a Weekly Rate Conversion Date to the earlier of the following Conversion Date or the maturity date of the Bonds (to the extent the Bonds are in the Weekly Rate Mode at such time).


                                $1,000,000,000

                        PRINCIPAL AMOUNT PLUS INTEREST

                        LIQUIDITY FACILITY OBLIGATIONS

                                      OF

                        FGIC SECURITIES PURCHASE, INC.


    FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

    Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), the Obligations will be issued from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal authorities or other issuers. The specific terms of the Obligations and the Securities to which they relate will be set forth in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
             TIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.



------------------------------
The date of this Prospectus is May 29, 1997

    The information contained in this Prospectus has been obtained from FGIC Securities Purchase, Inc. This Prospectus is submitted in connection with the future sale of securities as referred to herein, and may not be reproduced or used, in whole or in part, for any other purposes.

    No dealer, salesman or any other person has been authorized by FGIC-SPI to give any information or to make any representation, other than as contained in this Prospectus or a Prospectus Supplement, in connection with the offering described herein, and if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Prospectus does not constitute an offer of any securities other than those described herein or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.


                            AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 W. Madison, 14th Floor, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as FGIC-SPI. The address of the Commission's Website is http:/www.sec.gov. FGIC-SPI does not intend to deliver to holders of its obligations offered hereby an annual report or other report containing financial information.

    This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of FGIC-SPI under the Liquidity Facilities to be issued from time to time by FGIC-SPI in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.


                       ------------------------------

                     DOCUMENTS INCORPORATED BY REFERENCE

    There are hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, all heretofore filed with the Commission pursuant to Section 13 of the 1934 Act, to which reference is hereby made.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Obligations and the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Corporate Communications Department, FGIC Corporation, 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                                   SUMMARY

    The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, FGIC-SPI will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

    The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by FGIC-SPI for the Liquidity Facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, FGIC-SPI is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

    If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, he may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such holder desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, he may "de-link" his VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

    Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and FGIC-SPI will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

    The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, FGIC-SPI will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between FGIC-SPI and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, FGIC-SPI will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

    The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                 THE COMPANY

    FGIC-SPI  was  incorporated  in  1990 in  the  State  of  Delaware.   All
outstanding capital stock of FGIC-SPI is owned by FGIC Holdings, Inc., a Delaware corporation.

    Unless otherwise specified in a Prospectus Supplement, the business of FGIC-SPI consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through "liquidity facilities". The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, FGIC-SPI will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, FGIC-SPI will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to FGIC-SPI to purchase Securities as required.

    FGIC-SPI's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.


                           THE LIQUIDITY FACILITIES

    The Obligations  will rank equally with  all other general  unsecured and
unsubordinated  obligations of  FGIC-SPI.   The  Obligations  are not  issued
pursuant to an indenture.

    Registered owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, FGIC-SPI will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of FGIC-SPI under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.


                          THE STANDBY LOAN AGREEMENT

    In order to obtain funds to fulfill its obligations under the Liquidity Facilities, FGIC-SPI will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or FGIC-SPI's obligation under any
Standby  Purchase  Agreement.   Standby Lenders  will  be  identified  in the
appropriate Prospectus Supplement.


                             PLAN OF DISTRIBUTION

    The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular. In the event that Kidder, Peabody & Co., Incorporated, an affiliate to FGIC-SPI and FGIC Corporation, participates in the distribution of the Obligations and related Securities, such distribution will conform to the requirements set forth in the applicable sections of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc.


                                LEGAL MATTERS



    The legality of the Obligations has been passed upon for FGIC-SPI by Brown & Wood LLP, One World Trade Center, New York, New York 10048.


                                   EXPERTS

    The financial statements of FGIC Securities Purchase, Inc. at December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 appearing in FGIC Securities Purchase, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



      No   dealer,  salesman   or  any
  other     individual    has     been
  authorized  to give  any information
  or   to  make   any  representations                   $60,000
  other than  those contained  in this
  Prospectus  in  connection with  the
  offer made by  this Prospectus, and,               principal amount
  if given  or made,  such information          plus interest and premium,
  or   representations  must   not  be                   if any
  relied    upon   as    having   been
  authorized   by   FGIC-SPI.     This
  Prospectus  does  not constitute  an
  offer or  solicitation by  anyone in           LIQUIDITY FACILITY OBLIGATIONS
  any jurisdiction  in which  an offer
  or  solicitation  is not  authorized
  or in which  the person making  such
  offer   or   solicitation   is   not
  qualified to  do so or to  anyone to
  whom  it  is unlawful  to  make such
  offer or solicitation.
                                                           issued by


                -------------
                                                           FGIC Securities
                                                            Purchase, Inc.
            TABLE OF CONTENTS

                              Page                       in support of
                              ----
                                      New Jersey Economic Development Authority
  PROSPECTUS SUPPLEMENT                    Water Facilities Revenue Bonds
  Documents Incorporated By Reference    (New Jersey-American Water Company,
                                  S-2               Inc. Project)
  Introduction  . . . . . . . .   S-2               Series 1997B
  Description  of  the  Series   1997B
  Bonds . . . . . . . . . . . .   S-2
  The FGIC-SPI Liquidity Facility S-15
  The   Standby  Loan   Agreement;  GE
  Capital . . . . . . . . . . .   S-16
  Experts . . . . . . . . . . .   S-17                       ----------------
  PROSPECTUS
  Available Information . . . . .   2                      PROSPECTUS SUPPLEMENT
  Documents Incorporated By Reference
                                    3                        ----------------
  Summary . . . . . . . . . . . .   4
  The Company . . . . . . . . . .   5
  The Liquidity Facilities  . . .   5
  The Standby Loan Agreement  . .   5
  Plan of Distribution. . . . . .   6                           May 29, 1997
  Legal Matters . . . . . . . . .   6
  Experts . . . . . . . . . . . .   6